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                                                        EXHIBIT 5.1


[LETTERHEAD OF COOLEY GODWARD LLP]




February 4, 2000

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 110
San Diego, CA  92121

Re:      S-3 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by HOLLIS-EDEN PHARMACEUTICALS, INC. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of up to 1,060,000 shares of the Company's Common Stock, $.01 par value that may be sold by Colthurst Limited (the "Shares"), 660,000 shares of which are issuable pursuant to that certain Common Stock and Warrant Agreement dated January 20, 2000 between the Company and Colthurst Limited (the "Purchase Agreement") and 400,000 shares of which are issuable upon exercise of a certain Warrant Agreement dated January 20, 2000 between the Company and Colthurst Limited (the "Warrant" and together with the Purchase Agreement, the "Agreements").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Agreements, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares to be sold by Colthurst Limited, when issued and paid for upon exercise of the Warrant and according to the terms of the Registration Statement and the Agreements, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



Cooley Godward LLP
Thomas A. Coll